EXHIBIT 4

                     AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                           WITH RESPECT TO LONG-TERM DEBT


      The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                            OAKWOOD HOMES CORPORATION



                                    By:   s/  C. Michael Kilbourne
                                          -------------------------
                                          C. Michael Kilbourne
                                          Executive Vice President


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